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                                                                     EXHIBIT 5.1

                              Baker Botts L.L.P.
                                One Shell Plaza
                                 910 Louisiana
                             Houston, Texas 77002
                                 713-229-1234
                               FAX: 713-229-1522

October 26, 2001

Cabot Oil & Gas Corporation
1200 Enclave Parkway
Houston, Texas  77077

Ladies and Gentlemen:

          As set forth in the Registration Statement on Form S-3 (Registration No. 333-68350), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") by Cabot Oil & Gas Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed sale from time to time by stockholders of the Company of up to 1,999,993 shares of Class A common stock, par value $.10 per share, of the Company (the "Offered Shares"), that were issued pursuant to the Agreement and Plan of Merger, dated June 20, 2001, between the Company, COG Colorado Corporation, Cody Company and the shareholders of Cody Company (the "Merger Agreement"), certain legal matters in connection with the Offered Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit
5.1 to the Registration Statement.

          In our capacity as your counsel in the transaction referred to above, we have examined the Certificate of Incorporation and the Bylaws of the Company, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinion hereinafter expressed. In giving such opinion, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

          On the basis of the foregoing, we are of the opinion that the Offered Shares are duly authorized, have been validly issued, and are fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption "Legal Opinions" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                 Very truly yours,



                                 Baker Botts L.L.P.